Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-233412) pertaining to the Amended and Restated Stock Option Plan of Viemed Healthcare, Inc.,

(2) Registration Statement (Form S-8 No. 333-233411) pertaining to the Amended and Restated Viemed Healthcare, Inc. Restricted Share Unit and Deferred Share Unit Plan,

(3) Registration Statement (Form S-8 No. 333-239323) pertaining to the Viemed Healthcare, Inc. 2020 Long Term Incentive Plan, and

(4) Registration Statement (Form S-3 No. 333-248573) of Viemed Healthcare, Inc.

of our report dated March 7, 2022, with respect to the consolidated financial statements of Viemed Healthcare, Inc. included in this Annual Report (Form 10-K) of Viemed Healthcare, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 7, 2022